AEP Reports 2014 Fourth-Quarter and Year-End Earnings; Solid Performance Supported by Earnings Growth Strategy

- Fourth-quarter 2014 earnings $0.39 per share GAAP and $0.48 per share operating

- 2014 year-end earnings $3.34 per share GAAP and $3.43 per share operating

- Company reaffirms 2015 operating earnings guidance range of $3.40 to $3.60 per share

COLUMBUS, Ohio, Jan. 28, 2015 /PRNewswire/ --

AMERICAN ELECTRIC POWER Preliminary, unaudited results
		Fourth-quarter ended Dec. 31			Year-to-date ended Dec. 31
		2014	2013	Variance	2014	2013	Variance
Revenue ($ in billions):		4.0	3.8	0.2	17.0	15.4	1.6
Earnings ($ in millions):
	GAAP	191	346	(155)	1,634	1,480	154
	Operating	232	296	(64)	1,675	1,573	102
EPS ($):
	GAAP	0.39	0.71	(0.32)	3.34	3.04	0.30
	Operating	0.48	0.60	(0.12)	3.43	3.23	0.20
EPS based on 489mm shares Q4 2014, 487mm in Q4 2013, 489mm in YTD 2014 and 487mm in YTD 2013

American Electric Power (NYSE: AEP) today reported fourth-quarter 2014 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $191 million or $0.39 per share, compared with $346 million or $0.71 per share in fourth-quarter 2013. Operating earnings (GAAP earnings excluding special items) for fourth-quarter 2014 were $232 million or $0.48 per share, compared with fourth-quarter 2013 operating earnings of $296 million or $0.60 per share.

GAAP earnings for year-end 2014 were $1.634 billion or $3.34 per share, compared with $1.480 billion or $3.04 per share in 2013. Operating earnings for 2014 were $1.675 billion or $3.43 per share, compared with $1.573 billion or $3.23 per share in 2013.

The difference in fourth-quarter 2014 GAAP and operating earnings, as well as year-end 2014 GAAP and operating earnings, was primarily due to the termination of a long-term coal contract.

A full reconciliation of 2014 and 2013 GAAP earnings with operating earnings for the quarter and year-to-date is included in tables at the end of this news release.

"Our solid performance in 2014 reinforces the viability of our earnings growth strategy. Our focus on infrastructure investments in our core, regulated operations, including our transmission business, and on identifying sustainable process improvements, has delivered value for our shareholders. AEP was in the top five best-performing utility stocks for 2014, and our shareholders received a total shareholder return of 35 percent, exceeding both the S&P 500 Electric Utilities Index total return of 31 percent and the S&P 500 total return of nearly 14 percent. We also increased our dividend by 6 percent on an annual basis," said Nicholas K. Akins, AEP chairman, president and chief executive officer.

"Our transmission business continues to thrive, and its contribution to 2014 earnings exceeded our expectations by 2 cents at 31 cents per share. In the past 12 months, AEP Transmission Holding Co.'s net plant assets grew by approximately $1.1 billion to $2.7 billion, an increase of 65 percent.

"We also benefited from successful regulatory proceedings in several states and strong off-system sales margins. The reliable performance of our generation fleet during colder than normal temperatures in 2014 gave us the ability to advance spending from future years into 2014. Those shifts, combined with our initiatives to put in place sustainable process improvements, will help us manage the revenue challenges presented by the Ohio deregulation transition and the 2016-2017 PJM capacity market results," Akins said.

"We saw positive overall load growth for the fifth consecutive quarter and experienced commercial sales increases for the year for the first time since 2008. Residential sales growth also increased year-over-year, which is consistent with the economic improvement in the states where we operate. Although the significant growth that we've seen from shale gas operations may be impacted by declining oil prices, other parts of our diversified industrial base should benefit from lower fuel prices.

"Our strong financial performance wouldn't be possible without the diligence and commitment of all AEP employees to safety, environmental stewardship and process improvement. They completed a third consecutive year with no fatalities, kept the lights on during the extreme cold last winter and embraced our process improvement and cost containment initiatives. I'm confident that their ingenuity and dedication to our customers will enable us to continue to deliver on our growth strategy," Akins said.

EARNINGS GUIDANCE

Management reaffirmed its 2015 operating earnings guidance range of $3.40 to $3.60 per share. In providing operating earnings guidance, there could be differences between operating earnings and GAAP earnings for matters such as, but not limited to, impairments or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY OF RESULTS BY SEGMENT $ in millions
GAAP Earnings	4Q 14	4Q 13	Variance	YTD 14	YTD 13	Variance
Vertically Integrated Utilities(a)	57	172	(115)	708	677	31
Transmission & Distribution Utilities (b)	76	77	(1)	355	358	(3)
AEP Transmission Holdco (c)	37	27	10	151	80	71
Generation & Marketing (d)	(11)	40	(51)	367	228	139
AEP River Operations (e)	32	24	8	49	12	37
All Other	0	6	(6)	4	125	(121)
Total GAAP Earnings	191	346	(155)	1,634	1,480	154

Operating Earnings	4Q 14	4Q 13	Variance	YTD 14	YTD 13	Variance
Vertically Integrated Utilities	57	113	(56)	708	740	(32)
Transmission & Distribution Utilities	76	77	(1)	355	357	(2)
AEP Transmission Holdco	37	27	10	151	80	71
Generation & Marketing	30	49	(19)	408	340	68
AEP River Operations	32	24	8	49	12	37
All Other	0	6	(6)	4	44	(40)
Total Operating Earnings	232	296	(64)	1,675	1,573	102
A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

(a) Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Company of Oklahoma, Southwestern Electric Power and Wheeling Power.
(b) Includes Ohio Power, AEP Texas Central and AEP Texas North.
(c) Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures.
(d) Includes nonregulated generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO.
(e) Includes commercial barging operations.

Operating earnings from Vertically Integrated Utilities for fourth-quarter 2014 and the year decreased compared with the same periods in 2013 by $56 million and $32 million, respectively. This reflects the impact of planned incremental spending, including the shifting of costs from future years (primarily plant maintenance and forestry expenses), as well as the impact of a fuel recovery disallowance in Kentucky. These items were offset by the continuing impact of favorable rate decisions and margins from off-system sales.

Operating earnings from AEP Transmission Holdco for fourth-quarter 2014 and the year increased compared with the same periods in 2013 by $10 million and $71 million, respectively, largely due to increased transmission-related investment.

Operating earnings from Generation & Marketing for fourth-quarter 2014 decreased $19 million compared with the same period in 2013, but increased $68 million for the year. The increase for the year was mainly from strong fleet performance and favorable power prices.

Operating earnings from AEP River Operations for fourth-quarter 2014 and the year increased compared with the same periods in 2013 by $8 million and $37 million, respectively, primarily due to improvements in barge freight demand.

Operating earnings from All Other for fourth-quarter 2014 and the year decreased compared with the same periods in 2013 by $6 million and $40 million, respectively. The decrease for the year was largely because of the prior-period impact of increased interest income associated with a favorable court decision related to U.K. windfall profit taxes.

OPERATING MARGIN FROM VERTICALLY INTEGRATED UTILITIES $ in millions
	4Q 14	4Q 13	Variance	YTD 14	YTD 13	Variance
Retail and FERC Margins	1,154	1,128	26	4,917	4,705	212
Off-System Sales	18	16	2	194	71	123
Transmission Revenue	71	66	5	275	253	22
Other Operating Revenue	38	47	(9)	145	193	(48)
Vertically Integrated Utilities Operating Margin	1,281	1,257	24	5,531	5,222	309

Margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances and purchased power.

Retail and FERC Margins – Retail and FERC margins for fourth-quarter 2014 and the year were $26 million and $212 million higher, respectively, than for the same periods in 2013. Retail margins benefited from the continuing impact of favorable rate decisions, partially offset by regulatory provisions.

Off-System Sales – Margins from off-system sales for fourth-quarter 2014 and the year were $2 million and $123 million higher, respectively, than for the same periods in 2013, mainly due to strong generation performance and higher market prices, partially offset by higher margin sharing with customers.

Transmission Revenue – Transmission revenue was $5 million higher in fourth-quarter 2014 and $22 million higher for the year compared with the same periods in 2013, largely because of increased investment in the PJM Interconnection and Southwest Power Pool regions.

OPERATING MARGIN FROM TRANSMISSION & DISTRIBUTION UTILITIES $ in millions
	4Q 14	4Q 13	Variance	YTD 14	YTD 13	Variance
Retail and FERC Margins	587	520	67	2,299	2,063	236
Off-System Sales	12	11	1	47	43	4
Transmission Revenue	102	90	12	407	336	71
Other Operating Revenue	108	98	10	430	410	20
Transmission & Distribution Utilities Operating Margin	809	719	90	3,183	2,852	331

Margin represents total revenues less the related direct cost of purchased power and amortization of generation deferrals.

Retail and FERC Margins – Retail and FERC margins for fourth-quarter 2014 and the year were $67 million and $236 million higher, respectively, than for the same periods in 2013, due to load growth in the Ohio and Texas service territories as well as the continuing impact of increased investment and favorable rate decisions.

Transmission Revenue – Transmission revenues for fourth-quarter 2014 and the year were $12 million and $71 million higher, respectively, than for the same periods in the prior year, primarily from increased transmission revenues from Ohio customers who switched to alternative Competitive Retail Electric Service providers and increased transmission investment.

OPERATING MARGIN FROM GENERATION & MARKETING $ in millions
	4Q 14	4Q 13	Variance	YTD 14	YTD 13	Variance
Generation & Marketing Operating Margin	306	311	(5)	1,477	1,360	117

Margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions

Generation & Marketing – Generation & Marketing margins decreased $5 million in fourth-quarter 2014 compared with the same period in the prior year, but increased $117 million for the year compared with the same period in 2013, mainly due to strong fleet performance and favorable power prices.

SELECT OTHER OPERATING EXPENSES

The following expense categories within the Vertically Integrated Utilities segment had significant fluctuations in 2014 compared with 2013 (dollars in millions):

	4Q 14	4Q 13	Variance	YTD 14	YTD 13	Variance
Operations and Maintenance Expense	706	631	75	2,515	2,251	264
Depreciation and Amortization	261	240	21	1,033	942	91

Operations and Maintenance expenses in fourth-quarter 2014 and the year for the Vertically Integrated Utilities segment were $75 million and $264 million higher, respectively, compared with the same periods in 2013, largely driven by planned incremental spending, including shifting costs from future years primarily in the generation and wires functions, as well as increased employee-related expenses.

Depreciation and Amortization expenses for the fourth-quarter 2014 and the year for the Vertically Integrated Utilities segment increased by $21 million and $91 million, respectively, compared with the same periods in 2013, largely due to increases in the depreciable base.

The following expense categories within the Transmission & Distribution Utilities segment had significant fluctuations in 2014 compared with 2013 (dollars in millions):

	4Q 14	4Q 13	Variance	YTD 14	YTD 13	Variance
Operations and Maintenance Expense	356	286	70	1,276	1,005	271
Depreciation and Amortization	159	142	17	658	591	67

Operations and Maintenance expenses in fourth-quarter 2014 and the year for the Transmission & Distribution Utilities segment increased by $70 million and $271 million, respectively, compared with the same periods in 2013, largely due to increases in transmission expenses recovered dollar-for-dollar in rate recovery riders/trackers, as well as planned incremental spending including shifting costs from future years and increases in employee-related expenses.

Depreciation and Amortization expenses in fourth-quarter 2014 and the year for the Transmission & Distribution Utilities segment increased by $17 million and $67 million, respectively, compared with the same periods in 2013, mainly because of increases in amortization related to Ohio and Texas securitizations and increases in the depreciable base.

WEBCAST

American Electric Power's quarterly conference call with financial analysts and investors will be broadcast live over the Internet at 9 a.m. EST today at http://www.aep.com/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/webcasts.

The call will be archived on http://www.aep.com/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

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American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5.3 million customers in 11 states. AEP ranks among the nation's largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation's largest electricity transmission system, a more than 40,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP's transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP's utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP's headquarters are in Columbus, Ohio.

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AEP's earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company's earnings as reported to the Securities and Exchange Commission. The company's operating earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide another representation of the company's performance. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses operating earnings data internally to measure performance against budget and to report to AEP's Board of Directors.

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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: the economic climate, growth or contraction within and changes in market demand and demographic patterns in AEP's service territory; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP's ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load, customer growth and the impact of retail competition; weather conditions, including storms and drought conditions, and AEP's ability to recover significant storm restoration costs; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP's generating plants; AEP's ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP's ability to build or acquire generating capacity and transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances, or additional regulation of fly ash and similar combustion products that could impact the continued operation, cost recovery, and/or profitability of AEP's generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; a reduction in the federal statutory tax rate that could result in an accelerated return of deferred federal income taxes to customers; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP's ability to constrain operation and maintenance costs; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity and other energy-related commodities; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing, alternative or distributed sources of generation; AEP's ability to recover through rates or market prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for capacity and electricity, coal, and other energy-related commodities, particularly changes in the price of natural gas; changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP; the transition to market for generation in Ohio, including the implementation of ESPs; AEP's ability to successfully and profitably manage its separate competitive generation assets; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP's pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for the 4th Quarter 2014
Reconciliation of GAAP to Operating Earnings

		2014
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		57.0	76.0	37.0	(11.0)	32.0	-	191.0	$ 0.39

Special Items
Mark-to-Market Impact of Economic Hedging Activities	a	-	-	-	6.0	-	-	6.0	$ 0.01
Coal Contract Termination	d	-	-	-	35.0	-	-	35.0	$ 0.08

Total Special Items		-	-		41.0	-	-	41.0	$ 0.09

Operating Earnings		57.0	76.0	37.0	30.0	32.0	-	232.0	$ 0.48

Financial Results for the 4th Quarter 2013
Reconciliation of GAAP to Operating Earnings

		2013
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		172.0	77.0	27.0	40.0	24.0	6.0	346.0	$ 0.71

Special Items
Adjustment to Impairments	c	(5.0)	-	-	9.0	-	-	4.0	$ 0.01
Turk Plant Impairment	b	(79.0)	-	-	-	-	-	(79.0)	$ (0.17)
Amos Unit 3 Regulatory Disallowance	b	25.0	-	-	-	-	-	25.0	$ 0.05

Total Special Items		(59.0)	-		9.0	-	-	(50.0)	$ (0.11)

Operating Earnings		113.0	77.0	27.0	49.0	24.0	6.0	296.0	$ 0.60

a	Reflected in Revenues, and Income Tax Expense
b	Reflected in Asset Impairments and Other Related Charges, and Income Tax Expense.
c	Reflected in Maintenance and Other Operation, and Income Tax Expense
d	Reflected in Fuel, and Income Tax Expense

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ending December 31,
ENERGY & DELIVERY SUMMARY	2014	2013		Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	7,947	8,141		(2.4%)
Commercial	6,068	6,124		(0.9%)
Industrial	8,962	8,614		4.0%
Miscellaneous	571	567		0.7%
Total Retail	23,548	23,446		0.4%

Wholesale Electric (in millions of kWh): (a)	6,824	N.M.	(c)

Total KWHs	30,372

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	5,929	5,942		(0.2%)
Commercial	6,295	5,807		8.4%
Industrial	5,568	5,522		0.8%
Miscellaneous	173	175		(1.1%)
Total Retail (b)	17,965	17,446		3.0%

Wholesale Electric (in millions of kWh): (a)	471	N.M.	(c)

Total KWHs	18,436

(a)	Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(b)	Represents energy delivered to distribution customers.

(c)	2014 is not comparable to 2013 due to the 2013 asset transfers related to corporate separation on December 31, 2013 and the termination of the pool agreement effective January 1, 2014.

American Electric Power

Financial Results for Year-to-Date 2014
Reconciliation of GAAP to Operating Earnings

		2014
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		708.0	355.0	151.0	367.0	49.0	4.0	1,634.0	$ 3.34

Special Items
Mark-to-Market Impact of Economic Hedging Activities	a	-	-	-	6.0	-	-	6.0	0.01
Coal Contract Termination	e	-	-	-	35.0	-	-	35.0	0.08

Total Special Items		-	-		41.0	-	-	41.0	$ 0.09

Operating Earnings		708.0	355.0	151.0	408.0	49.0	4.0	1,675.0	$ 3.43

Financial Results for Year-to-Date 2013
Reconciliation of GAAP to Operating Earnings

		2013
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		677.0	358.0	80.0	228.0	12.0	125.0	1,480.0	$ 3.04

Special Items
Restructuring Program	d	3.0	(1.0)	-	4.0	-	(1.0)	5.0	0.01
Reversal of Storm Deferral - Virginia	d	19.0	-	-	-	-	-	19.0	0.04
UK Windfall Taxes	b	-	-	-	-	-	(80.0)	(80.0)	(0.16)
Muskingum River Plant Unit 5 Impairment	c	-	-	-	99.0	-	-	99.0	0.20
Big Sandy FGD Impairment	c	21.0	-	-	-	-	-	21.0	0.04
Adjustment to Impairments	c	(5.0)	-	-	9.0	-	-	4.0	0.01
Amos Unit 3 Regulatory Disallowance	d	25.0	-	-	-	-	-	25.0	0.05

Total Special Items		63.0	(1.0)		112.0	-	(81.0)	93.0	$ 0.19

Operating Earnings		740.0	357.0	80.0	340.0	12.0	44.0	1,573.0	$ 3.23

a	Reflected in Revenues, and Income Tax Expense
b	Reflected in Income Tax Expense
c	Reflected in Asset Impairments and Other Related Charges, and Income Tax Expense.
d	Reflected in Maintenance and Other Operation, and Income Tax Expense
e	Reflected in Fuel, and Income Tax Expense

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Twelve Months Ending December 31,
ENERGY & DELIVERY SUMMARY	2014	2013		Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	34,073	33,851		0.7%
Commercial	25,048	25,037		0.0%
Industrial	35,281	34,216		3.1%
Miscellaneous	2,311	2,284		1.2%
Total Retail	96,713	95,388		1.4%

Wholesale Electric (in millions of kWh): (a)	34,241	N.M.	(c)

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	26,209	25,531		2.7%
Commercial	25,307	24,500		3.3%
Industrial	21,830	22,799		(4.3%)
Miscellaneous	713	710		0.4%
Total Retail (b)	74,059	73,540		0.7%

Wholesale Electric (in millions of kWh): (a)	2,198	N.M.	(c)

(a)	Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(b)	Represents energy delivered to distribution customers.

(c)	2014 is not comparable to 2013 due to the 2013 asset transfers related to corporate separation on December 31, 2013 and the termination of the pool agreement effective January 1, 2014.

CONTACT: MEDIA CONTACT: Melissa McHenry, Director, External Communications, 614/716-1120, or ANALYSTS CONTACT: Bette Jo Rozsa, Managing Director, Investor Relations, 614/716-2840